Exhibit 8.3

14 June 2002
Platinum Underwriters Holdings, Ltd. Clarendon House, 2 Church Street, Hamilton HM11, Bermuda	Your reference Our reference SME/GI/OMC Direct line 020 7090 5040

For the attention of the Board of Directors

Dear Sirs,

Introduction

1.
We have acted as United Kingdom tax advisers to you (the "Company") in connection with the preparation of the Registration Statement on Form S-1 to be filed by the Company on Monday, 3rd June with the Securities and Exchange Commission (the "Registration Statement") and we are delivering this opinion to you in connection with such Registration Statement.

Scope

2.
This opinion is confined to certain matters of United Kingdom tax law and Inland Revenue practice as at the date hereof. We have not made any investigation of, and do not express any opinion on, the tax law of any jurisdiction other than the United Kingdom. In particular, we express no opinion on European Community law as it affects any jurisdiction other than the United Kingdom.

Assumptions

3.
In giving this opinion, we have examined and relied upon the Registration Statement and have assumed:

(A)
that the statements contained in the Registration Statement (other than the discussions set forth under the headings "The United Kingdom" and "United Kingdom Taxation" each in the section entitled "Certain Tax Considerations" in the Prospectus included in the Registration Statement) are complete and accurate as at the date of this opinion;

(B)
that Platinum Re (UK) Limited is resident in the United Kingdom for United Kingdom tax purposes;

(C)
that the form of the Registration Statement provided to us is a true copy;

(D)
the authenticity, completeness and conformity to original documents of all copy documents examined by us;

(E)
that, where a document has been examined by us in draft form, it has been or will be signed and/or given final approval in the form of that draft; and

(F)
that no other event occurs after the date hereof which would affect the opinion herein stated.

Opinion

4.
On the basis of the assumptions set out in paragraph 3, the discussions set forth under each of the headings "The United Kingdom" and "United Kingdom Taxation" in the section entitled "Certain Tax Considerations" in the Prospectus included in the Registration Statement, insofar as they relate to United Kingdom tax law and Inland Revenue practice are our tax opinion.

Consent

5.
We hereby consent to the disclosure of this letter to the Securities and Exchange Commission as an exhibit to the Registration Statement and in connection with the reference to us under the heading "Certain Tax Considerations".

  For the avoidance of doubt, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (Information Required In Registration Statement) or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Yours faithfully,
                      /s/ Slaughter and May